Exhibit 10.27

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

2017 STOCK INCENTIVE PLAN

WHEREAS, Montrose Environmental Group, Inc. (the “Company”) maintains the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan (as may be amended from time to time, the “Plan”); and

WHEREAS, the Board of Directors of the Company have determined it in the best interests of the Company to amend the Plan pursuant to Section 13 thereof to provide for an additional number of shares of Common Stock (as defined in the Plan) currently available for issuance under the Plan.

NOW THEREFORE, effective as of the date approved by the Company’s shareholders, the Plan is hereby amended as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

2.	Stock Subject to the Plan. The first sentence of Section 5(a) of the Plan shall be amended and restated in its entirety to reflect the increase in available shares of Common Stock to read as follows:

“The aggregate number of shares of Common Stock issuable under the Plan shall be equal to One Million Forty One Thousand Eight Hundred (1,041,800) plus any shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).”

Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect.

This Amendment has been adopted by the Board of Directors as of February 24, 2020.